Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132105 on Form F-3 of our reports dated September 20, 2007 relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) the merger with UFJ Holdings, Inc., ii) the restatement discussed in Notes 6, 7, 12, 13, 26, 27, 31 and 32 to the consolidated financial statements, and iii) the changes in methods of accounting for a) variable interest entities, b) conditional asset retirement obligations, c) pension and other postretirement plans, and d) stock-based compensation, as described in Note 1 to the consolidated financial statements), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Mitsubishi UFJ Financial Group, Inc. for the year ended March 31, 2007.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

September 20 2007